Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of First Mariner Bancorp on Form S-1 of our report dated March 25, 2009, relating to the consolidated financial statements of First Mariner Bancorp included in its Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission, and to the reference of our firm under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

Baltimore, Maryland

December 4, 2009

Suite 100, 405 East Joppa Road Baltimore, Maryland 21286 • 410-823-8000 • 1-800-686-3883 • Fax: 410-296-4815 • www.stegman.com